EXHIBIT 99.1

_________________________________________________________________

NEWS RELEASE                                              DMC
_________________________________________________________________

Contacts: James K. Mitchell                  Stephen D. Martino
          Chairman and CEO              Chief Financial Officer
          (858) 450-0055                         (617) 747-0154


   Detwiler, Mitchell & Co. Reports Third Quarter 2001 Results

     BOSTON, MA (November 6, 2001) - Detwiler, Mitchell & Co. (NASDAQ: DMCO; PCX: DEM) today reported net loss for the three months ended September 30, 2001 of $173,000, or $0.07 per share
- basic and diluted, on 2.6 million basic and diluted weighted average shares outstanding. Net income for the three months ended September 30, 2000 was $151,000, or $0.06 per share - basic and diluted, on 2.7 million basic and diluted weighted average shares outstanding.

     Net loss for the nine months ended September 30, 2001 was $138,000, or $0.05 per share - basic and diluted, on 2.6 million basic and diluted weighted average shares outstanding. Net income for the nine months ended September 30, 2000 was $530,000, or $0.18 per share - basic and $0.17 per share diluted, on 2.9 million basic and 3.0 million diluted weighted average shares outstanding.

     Revenues for the three months ended September 30, 2001 were $4,005,000, a decrease of $518,000 or 11%, compared to $4,523,000 for the same period in 2000. Revenues for the nine months ended September 30, 2001 were $15,734,000, an increase of $801,000, or
5%, compared to $14,933,000 for the same period in 2000.

     Earnings before interest, taxes, depreciation and amortization ("EBITDA") were $228,000 for the nine months ended
September 30, 2001 compared to $1,415,000 for the same period in 2000.

     "The Company continues its efforts to identify revenue enhancements and cost reductions," said James Mitchell, Chairman and CEO. "Market conditions, however, have been difficult during 2001 and as a result, revenue growth and profitability have not met our expectations on all of our lines of business."


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                           [DMC LOGO]
                    Detwiler, Mitchell & Co.
                 225 Franklin Street, 20th Floor
                   Boston, Massachusetts 02110
                         (617) 451-0100

November 6, 2001


     "In mid October, Andrew Detwiler, President of the Company and CEO of Fechtor Detwiler, and several members of the institutional sales, research and trading departments resigned. While there will be an initial, adverse impact on revenues and earnings, steps have been taken to build and expand these departments. Because of current weaknesses in the financial service and technology industries, experienced and talented industry professionals are available to augment our staff recruiting efforts," Mr. Mitchell concluded.

                            * * * * *

     Detwiler, Mitchell & Co. ("DMC") is the holding company for its four principal operating subsidiaries: Fechtor, Detwiler & Co., Inc., an investment banking, merchant banking and brokerage company headquartered in Boston, MA; K. & S., Inc., a specialist firm with operations on the Boston Stock Exchange; James Mitchell & Co., a financial services company located in San Diego, CA and Detwiler, Mitchell & Co. (UK) Limited, an investment banking and institutional sales firm located in London, UK.

     Cautionary Statement Regarding Forward-Looking Statements:
Certain statements in this news release may contain forward-looking statements within the meaning of the Federal securities laws. Such statements should be considered in light of the risks and uncertainties associated with Detwiler, Mitchell & Co. and its operating subsidiaries, including those economic and market risks contained in the Company's Annual Report on Form 10-K, and other risks prevailing from time to time; all of which are subject to material changes and may cause actual results to vary materially from what had been anticipated.


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                           [DMC LOGO]
                    Detwiler, Mitchell & Co.
                 225 Franklin Street, 20th Floor
                   Boston, Massachusetts 02110
                         (617) 451-0100

                       DETWILER, MITCHELL & CO.

            CONSOLIDATED STATEMENT OF FINANCIAL CONDITION


                                                    SEPTEMBER 30,   DECEMBER 31,
                                                         2001           2000
                                                    -------------  -------------
                                                              (UNAUDITED)
      ASSETS

 Cash and cash equivalents                          $  1,373,925   $  2,737,434
 Deposits with clearing organizations                    868,804        415,194
 Receivables from brokers, dealers and clearing
  organizations                                          156,971        535,836
 Due from customers                                    4,481,816      3,598,699
 Securities borrowed                                     518,500      3,279,900
 Marketable investments, at fair value                   128,284         15,681
 Non-marketable investments, at fair value               564,545        510,000
 Fixed assets, net                                       613,086        437,850
 Intangible assets, net                                1,587,385        123,385
 Other                                                 2,124,207      1,688,817
                                                    -------------  -------------
       Total Assets                                 $ 12,417,523   $ 13,342,796
                                                    =============  =============

 LIABILITIES AND STOCKHOLDERS' EQUITY

 Liabilities:
   Notes payable                                    $  2,400,000   $          -
   Payable to brokers, dealers and clearing
    organizations                                        139,657        117,811
   Due to customers                                    1,744,102      4,035,739
   Salaries and commissions payable                      623,226      1,329,837
   Accounts payable and accrued liabilities            1,065,311      1,300,947
                                                    -------------  -------------
        Total Liabilities                              5,972,296      6,784,334
                                                    -------------  -------------

 Contingencies

 Stockholders' Equity:
   Preferred stock, no par value; 5,000,000 shares
    authorized, none issued                                    -              -
   Common stock, $0.01 par value; 20,000,000 shares
    authorized, 2,602,313 and 2,589,313 shares
    outstanding at September 30, 2001 and
    December 31, 2000, respectively                       26,023         25,893
   Paid-in-capital                                     4,679,487      4,655,273
       Retained earnings                               1,739,717      1,877,296
                                                    -------------  -------------
         Total Stockholders' Equity                    6,445,227      6,558,462
                                                    -------------  -------------
         Total Liabilities and Stockholders'
          Equity                                    $ 12,417,523   $ 13,342,796
                                                    =============  =============

                                               DETWILER, MITCHELL & CO.

                                         CONSOLIDATED STATEMENT OF OPERATIONS


                                                      FOR THE THREE MONTHS              FOR THE NINE MONTHS
                                                       ENDED SEPTEMBER 30,              ENDED SEPTEMBER 30,
                                                  ----------------------------      ----------------------------
                                                       2001            2000             2001             2000
                                                  -------------  -------------      -------------  -------------
                                                                            (unaudited)

  REVENUES
    Commissions                                   $  2,838,639   $  2,740,942       $ 10,395,248   $  8,434,041

    Principal transactions                             898,813      1,389,224          4,153,888      4,556,669
    Investment banking                                  98,500         44,420            619,111        743,762
    Gain on sale of investments                              -         30,615                  -        113,665
    Interest                                            85,167        205,918            286,878        722,630
     Other                                              83,942        111,386            278,432        362,521
                                                  -------------  -------------      -------------  -------------
       Total revenues                                4,005,061      4,522,505         15,733,557     14,933,288
                                                  -------------  -------------      -------------  -------------

  EXPENSES
    Compensation and benefits                        2,254,922      2,723,358          9,432,436      8,878,436
    General and administrative                         692,935        381,069          1,963,713      1,692,996
    Execution costs                                    751,924        586,577          3,229,806      1,578,736
    Occupancy, communications and systems              415,288        290,438          1,090,635        846,116
    Interest                                             6,000         37,191             31,901        207,544
    Amortization of intangibles                         19,500          1,500             58,500          4,500
    Impairment of non-marketable securities                  -        250,000                  -        750,000
                                                  -------------  -------------      -------------  -------------
       Total expenses                                4,140,569      4,270,133         15,806,991     13,958,328
                                                  -------------  -------------      -------------  -------------

    Income (loss) before income taxes                 (135,508)       252,372            (73,434)       974,960

       Income tax expense                              (37,392)      (100,949)           (64,145)      (444,485)
                                                  -------------  -------------      -------------  -------------

             Net income (loss)                    $   (172,900)  $    151,423       $   (137,579)  $    530,475
                                                  =============  =============      =============  =============
  NET INCOME (LOSS) PER SHARE:

       Basic                                      $      (0.07)  $       0.06       $      (0.05)  $       0.18
                                                  =============  =============      =============  =============
       Diluted                                    $      (0.07)  $       0.06       $      (0.05)  $       0.17
                                                  =============  =============      =============  =============

  WEIGHTED AVERAGE SHARES OUTSTANDING:

       Basic                                         2,602,313      2,723,375          2,604,591      2,999,769
                                                  =============  =============      =============  =============
       Diluted                                       2,602,313      2,725,707          2,607,402      3,034,506
                                                  =============  =============      =============  =============




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